UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): December 28, 2007

Bakers Footwear Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

(e) As previously disclosed on a Current Report on Form 8-K filed on September 19, 2007, Michele A. Bergerac resigned as President and as a director of Bakers Footwear Group, Inc. (the “Company”) on September 15, 2007. On December 28, 2007, the Company entered into a Separation Agreement and General Release with Ms. Bergerac (the “Agreement”).

Under the terms of the Agreement, Ms. Bergerac has generally agreed to forfeit all rights to payments of any kind under the terms of her agreements with the Company, including her employment agreement, equity compensation arrangements and bonus opportunities. The Company and Ms. Bergerac also generally agreed not to file suit or bring a claim against each other and released all claims that each party may have against the other.

Under the Agreement, Ms. Bergerac has agreed to cooperate fully with the Company to assist in transitioning her job responsibilities. Until September 30, 2008, Ms. Bergerac has agreed not to solicit or recruit certain of the Company’s employees or encourage, entice, or persuade certain of the Company’s employees to terminate their employment with the Company. She has also agreed to certain confidentiality obligations.

Furthermore, if Ms. Bergerac accepts employment with a covered employer (as defined in the Agreement) at any time before September 30, 2008, then she is required to ask such covered employer to execute a “No-Hire Agreement.” That agreement generally provides that such employer may not solicit or recruit certain of the Company’s employees or encourage such employees to terminate their employment with the Company until September 30, 2008, and provides for liquidated and other damages to be paid to the Company by Ms. Bergerac and the covered employer in the event of a breach and can result in Ms. Bergerac having to terminate her employment with the new employer.

As severance, Ms. Bergerac is generally entitled to continue to receive one year of salary in the aggregate amount of $350,000 payable in 26 bi-weekly installments. If Ms. Bergerac fails to accept employment prior to the end of these initial payments, the Company has agreed to pay Ms. Bergerac up to $175,000 over six months in 13 bi-weekly installments. However, these additional payments will terminate as soon as she accepts other employment.

Ms. Bergerac is also entitled to continue to receive her monthly car allowance until October 31, 2008, and certain other benefits including health insurance coverage, compensation for unused vacation time and outplacement benefits.

As required by applicable law, Ms. Bergerac has until January 1, 2008, to revoke her acceptance of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: December 31, 2007	By:	/s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr. Executive Vice President, Chief Financial Officer, Treasurer and Secretary